Exhibit 1.1

CONFIDENTIAL

February 4, 2011

Mr. John C. Roman

President and Chief Executive Officer

Naugatuck Valley, MHC

Naugatuck Valley Financial Corporation

Naugatuck Valley Savings and Loan

333 Church Street

Naugatuck, CT 06770

Re:	Proposed Second Step Conversion — Advisory, Administrative and Marketing Services

Dear Mr. Roman:

Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus”) is pleased to submit this engagement letter setting forth the terms of the proposed engagement between Stifel Nicolaus and Naugatuck Valley Financial Corporation (the “Company”) and Naugatuck Valley, MHC (the “MHC”) in connection with the proposed elimination of the MHC and sale of the portion of the common stock of the Company currently held by the MHC (the “second step stock offering”). This engagement letter amends and restates the letter dated February 19, 2010 by and between Stifel Nicolaus, the Company and the MHC.

1.	BACKGROUND ON STIFEL NICOLAUS

Stifel Nicolaus is a full service brokerage and investment banking firm established in 1890. Stifel Nicolaus is a registered broker-dealer with the Securities and Exchange Commission (“SEC”), and is a member of the New York Stock Exchange, Inc., Financial Industry Regulatory Authority (“FINRA”), the Securities Industry and Financial Markets Association and the Securities Investor Protection Corporation. Stifel Nicolaus has built a national reputation as a leading full service investment bank to both public and private financial institutions.

Mr. John C. Roman

Naugatuck Valley, MHC

Naugatuck Valley Financial Corporation

Naugatuck Valley Savings and Loan

2.	SECOND STEP CONVERSION AND OFFERING

The MHC intends to adopt a Plan of Conversion and Reorganization (the “Plan”) whereby the Company and the MHC are proposing to convert from partial to full public ownership (the “Conversion”), selling shares of common stock of the Company held by the MHC (the “Common Stock”) in a subscription offering with any remaining shares sold in a concurrent community offering and any syndicated community offering or underwritten public offering (collectively the “Offering”). The aggregate value of shares of Common Stock sold in the Offering will be calculated as the final independent appraisal multiplied by the majority ownership of the MHC. Stifel Nicolaus proposes to act as conversion advisor to the Company and the MHC with respect to the Conversion and Offering and as marketing agent with respect to the Offering. Specific terms of services shall be set forth in an agency agreement, in the case of the subscription and community offering and a syndicated community offering (together, the “Definitive Agreement”) between Stifel Nicolaus and the Company. The Definitive Agreement will include customary representations and warranties, covenants, conditions, termination provisions and indemnification, contribution and limitation of liability provisions, all to be mutually agreed upon by Stifel Nicolaus and the Company.

3.	SERVICES TO BE PROVIDED BY STIFEL NICOLAUS

Stifel Nicolaus will provide and coordinate certain advisory, administrative and marketing services in connection with the Offering.

a. Advisory Services - Stifel Nicolaus will work with the Company and its counsel to evaluate financial, marketing and regulatory issues.

Our advisory services include:

-	Advice with respect to business planning issues in preparation for the Offering;

-	Advice with respect to the choice of charter and form of organization;

-	Review and advice with respect to the Plan (e.g. sizes of benefit plan purchases; maximum purchase limits for investors);

-	Review and input with respect to the business plan to be prepared in connection with the Conversion and Offering;

-	Discussion of the appraisal process and analysis of the appraisal with the Board of Directors and management;

-	Participation in drafting the offering disclosure documents and any proxy materials, and assistance in obtaining all requisite regulatory approvals;

Mr. John C. Roman

Naugatuck Valley, MHC

Naugatuck Valley Financial Corporation

Naugatuck Valley Savings and Loan

-	Developing a marketing plan for the subscription and community offerings, considering various sales method options, including direct mail, advertising, community meetings and telephone solicitation;

-	Working with the Company to provide specifications and assistance (including recommendations) in selecting certain other professionals that will perform functions in connection with the Conversion and Offering process. Fees and expenses of financial printers, transfer agent and other service providers will be borne by the Company, subject to agreements between the Company and the service providers;

-	Developing a depositor proxy solicitation plan;

-	Developing a strategy for the subscription and community offering, including the location of the Stock Information Center (the “Center”);

-	Assist the company in drafting marketing materials including press releases, letters, stock order form, advertisements, and informational brochures. If a community meeting or “road show” is anticipated, we will help draft the presentation; and

-	After consulting with management, determine whether and when to conduct a syndicated community offering through assembling a group of selected broker/dealers (including Stifel Nicolaus) to sell stock remaining after the community offering, on a best-effort basis.

b. Administrative Services and Stock Information Center Management – Stifel Nicolaus will manage substantially all aspects of the Offering and depositor vote processes. The Center centralizes all data and work effort relating to the Offering.

Our administrative services include the following:

-	Providing experienced Stifel Nicolaus FINRA registered representatives to manage and supervise the Center;

-	Administering the Center. All substantive investor related matters will be handled by FINRA Registered representatives of Stifel Nicolaus;

-	Training and supervising Center staff assisting with order processing;

-	Preparing procedures for processing stock orders and cash, and for handling requests for information;

-	Educating the Company’s directors, officers and employees about the Offering, their roles and relevant securities laws;

-	Educating branch managers and customer-contact employees on the proper response to stock purchase inquiries;

-	Preparing daily sales reports for management and ensure funds received balance to such reports;

-	Coordinating functions with the printer, transfer agent, stock certificate printer and other professionals;

Mr. John C. Roman

Naugatuck Valley, MHC

Naugatuck Valley Financial Corporation

Naugatuck Valley Savings and Loan

-	Coordinating with the Company’s stock exchange and the Depository Trust Company to ensure a smooth closing and orderly stock trading;

-	Designing and implementing procedures for facilitating orders within IRA and Keogh accounts; and

-	Providing post-offering subscriber assistance and management of the pro-ration process, in the event orders exceed shares available in the Offering.

c. Securities Marketing Services - Stifel Nicolaus uses various sales techniques including direct mail, advertising, community investor meetings, telephone solicitation, and if necessary, assembling a selling group of broker-dealers for a syndicated community offering.

Our securities marketing services include:

-	The Stifel Nicolaus registered representatives at the Center will manage the sales function and, if applicable, will solicit orders from the prospects described above;

-	If applicable, assisting management in developing a list of potential investors who are viewed as priority prospects;

-	Responding to investment-related and other questions regarding information in the Offering disclosure documents provided to potential investors;

-	If the sales plan calls for community meetings, participating in them;

-	Continually advising management on market conditions and the customers/community’s responsiveness to the Offering;

-	In case of a best-efforts syndicated community offering, managing the selling group. We will prepare broker “fact sheets” and arrange “road shows” for the purpose of generating interest in the stock and informing the brokerage community of the particulars of the Offering; and

-	Coordinating efforts to maximize after-market support and Company sponsorship.

Mr. John C. Roman

Naugatuck Valley, MHC

Naugatuck Valley Financial Corporation

Naugatuck Valley Savings and Loan

4.	COMPENSATION

For its services hereunder, the Company will pay to Stifel Nicolaus the following compensation:

a.	An advisory and administrative fee of $50,000, less the previous payment of $30,000 received pursuant to the February 19, 2010 engagement letter, in connection with the advisory and administrative services; the administrative and advisory fee shall be payable as follows: $20,000 upon the initial filing of the Registration Statement.

b.	A fee of one percent (1.00%) of the dollar amount of the Common Stock sold in the subscription and community offerings. No fee shall be payable pursuant to this subsection in connection with the sale of stock to officers, directors, employees or immediate family of such persons (“Insiders”) and qualified and non-qualified employee benefit plans of the Company or the Insiders. “Immediate family” includes spouse, parents, siblings and children who live in the same house as the officer, director, or employee.

c.	For stock sold by a group of selected dealers (including Stifel Nicolaus) pursuant to a syndicated community offering solely managed by Stifel Nicolaus (the “Selling Group”), a fee equal to one percent (1.00%) of the aggregate dollar amount of Common Stock sold in the syndicated community offering, which fee paid to Stifel Nicolaus, along with the fee payable directly by the Company to Stifel Nicolaus and other selected dealers for their sales shall not exceed six percent (6.00%) of the aggregate dollar amount of Common Stock sold. Stifel Nicolaus will not commence sales of the Common Stock through the Selling Group without the specific prior approval of the Company.

d.	If, pursuant to a resolicitation of subscribers undertaken by the Company, Stifel Nicolaus is required to provide significant additional services, the additional compensation due will not exceed $50,000.

The above compensation, less the amount of advance payments described in subparagraph a., is to be paid to Stifel Nicolaus at the closing of the Offering.

If (i) the Plan is abandoned or terminated by the Company and the MHC; (ii) the Offering is not consummated by March 31, 2012; (iii) Stifel Nicolaus terminates this relationship because there has been a material adverse change in the financial condition or operations of the Company since December 31, 2010; or (iv) immediately prior to commencement of the Offering, Stifel Nicolaus terminates this relationship because in its opinion, which shall have been formed in good faith after reasonable determination and consideration of all relevant factors, there has been a failure to satisfactorily disclose all relevant information in the offering document or other disclosure documents or market conditions exist which might render the sale of the Common Stock inadvisable; Stifel Nicolaus shall not be entitled to the compensation set forth in subparagraph 4.b through 4.d above, but in addition to reimbursement of its reasonable out-of-pocket expenses as set forth in paragraph 8

Mr. John C. Roman

Naugatuck Valley, MHC

Naugatuck Valley Financial Corporation

Naugatuck Valley Savings and Loan

below, Stifel Nicolaus shall be entitled to retain its fee in subparagraph 4.a above for its advisory and administrative services.

5.	LOCK-UP PERIOD

The Company shall cause each director and officer of the Company to agree not to, directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate or otherwise encumber any shares of Common Stock or options, warrants or other securities exercisable, convertible or exchangeable for Common Stock during the period commencing with the filing of a Registration Statement for the Offering and ending 90 days after completion of the Offering without Stifel Nicolaus’ prior written consent. In addition, except for securities issued pursuant to existing employee benefit plans in accordance with past practices or securities issued in connection with a merger or acquisition by the Company, the Company shall agree not to issue, offer to sell or sell any shares of Common Stock or options, warrants or other securities exercisable, convertible or exchangeable for Common Stock without Stifel Nicolaus’ prior written consent for a period of 90 days after completion of the Offering.

6.	MARKET MAKING

Stifel Nicolaus agrees to use its best efforts to maintain a market after the Offering and to solicit other broker-dealers to make a market in the Common Stock at the conclusion of the Offering.

7.	DOCUMENTS AND INFORMATION TO BE SUPPLIED

The Company and its counsel will complete, file with the appropriate regulatory authorities and, as appropriate, amend from time to time, the information to be contained in the Company’s applications to banking and securities regulators and any related exhibits thereto. In this regard, the Company and its counsel will prepare offering documents relating to the offering of the Common Stock in conformance with applicable rules and regulations. As the Company’s financial advisor, Stifel Nicolaus will, in conjunction with its counsel, conduct an examination of the relevant documents and records of the Company and will make such other reasonable investigations as deemed necessary and appropriate under the circumstances. The Company agrees to make all documents, records and other information deemed necessary by Stifel Nicolaus, or its counsel, available to them upon reasonable notice. Stifel Nicolaus’ counsel will prepare, the Definitive Agreement, which shall be subject to the Review and approval of the Company and its counsel.

8.	EXPENSES AND REIMBURSEMENT

The Company will bear all of its expenses in connection with the Conversion and Offering of Common Stock including, but not limited to: appraisal and business plan preparation; the Company’s attorney fees; SEC, OTS and FINRA filing fees; “blue sky” legal fees and state filing fees; fees and

Mr. John C. Roman

Naugatuck Valley, MHC

Naugatuck Valley Financial Corporation

Naugatuck Valley Savings and Loan

expenses of service providers such as transfer agent, information/data processing agent, financial and stock certificate printers, auditors and accountants; advertising; postage; “road show” and other syndicated community and publicly underwritten offering costs; and all costs of operating the Stock Information Center, including hiring temporary personnel, if necessary. In the event Stifel Nicolaus incurs such expenses on behalf of the Company, the Company shall reimburse Stifel Nicolaus for such reasonable fees and expenses regardless of whether the Offering is successfully completed.

The Company also agrees to reimburse Stifel Nicolaus for its reasonable out-of-pocket expenses, including legal fees and expenses, incurred by Stifel Nicolaus in connection with the services contemplated hereunder. In the subscription, community and syndicated community offerings, Stifel Nicolaus will not incur legal fees (excluding the reasonable out-of-pocket expenses of counsel) in excess of $175,000. Stifel Nicolaus will not incur actual accountable reimbursable out-of-pocket expenses reasonably incurred in excess of $30,000 in the subscription and community offering and in excess of $50,000 in the syndicated community offering. The parties acknowledge, however, that such cap may be increased by the mutual consent of the Company and Stifel Nicolaus, including in the event of a material delay in the Offering which would require an update of the financial information in tabular form to reflect a period later than the period ending March 31, 2011, ; provided that under such circumstances, Stifel Nicolaus will not incur any additional accountable reimbursable out-of-pocket expenses in excess of $15,000 or additional reimbursable legal fees in excess of $25,000 and that the aggregate of all reimbursable expenses and legal fees shall not exceed $295,000. Not later than two days before closing, Stifel Nicolaus will provide the Company with a detailed accounting of all reimbursable expenses of Stifel Nicolaus and its counsel to be paid at closing.

9.	BLUE SKY

To the extent required by applicable state law, Stifel Nicolaus and the Company must obtain or confirm exemptions, qualifications or registration of the Common Stock under applicable state securities laws and FINRA policies. The cost of such legal work and related state filing fees will be paid by the Company to the law firm furnishing such legal work. The Company will instruct the counsel performing such services to prepare a Blue Sky memorandum related to the Offering including Stifel Nicolaus’ participation therein and shall furnish Stifel Nicolaus a copy thereof, regarding which such counsel shall state Stifel Nicolaus may rely.

Mr. John C. Roman

Naugatuck Valley, MHC

Naugatuck Valley Financial Corporation

Naugatuck Valley Savings and Loan

10.	INFORMATION AGENT SERVICES

Pursuant to a separate agreement by and between the Company and Stifel Nicolaus and in connection with the subscription offering, Stifel Nicolaus shall serve as information agent for the Company.

11.	INDEMNIFICATION

The Definitive Agreement will provide for indemnification of the type usually found in underwriting agreements as to certain liabilities, including liabilities under the Securities Act of 1933. The Company also agrees to defend, indemnify and hold harmless Stifel Nicolaus and its officers, directors, employees and agents against all claims, losses, actions, judgments, damages or expenses, including but not limited to reasonable attorney fees, arising solely out of the engagement described herein, except that such indemnification shall not apply to Stifel Nicolaus’ own bad faith, willful misconduct or gross negligence. Notwithstanding anything herein to the contrary, the Company’s indemnification obligations shall be subject to Part 359 of the Regulations of the Federal Deposit Insurance Corporation, as applicable.

12.	CONFIDENTIALITY

To the extent consistent with legal requirements and except as otherwise set forth in the offering document, all information given to Stifel Nicolaus by the Company, unless publicly available or otherwise available to Stifel Nicolaus without restriction to breach of any confidentiality agreement (“Confidential Information”), will be held by Stifel Nicolaus in confidence and will not be disclosed to anyone other than Stifel Nicolaus’ agents without the Company’s prior approval or used for any purpose other than those referred to in this engagement letter. Upon the termination of its engagement, Stifel Nicolaus, at the request of the Company, will promptly deliver to the Company all materials specifically produced for it and will return to the Company all Confidential Information provided to Stifel Nicolaus during the course of its engagement hereunder.

13.	FINRA MATTERS

Stifel Nicolaus has an obligation to file certain documents and to make certain representations to the Financial Industry Regulatory Authority in connection with the Offering. The Company agrees to cooperate with Stifel Nicolaus and provide such information as may be necessary for Stifel Nicolaus to comply with all FINRA requirements applicable to its participation in the Offering. Stifel Nicolaus is and will remain through completion of the Offering a member in a good standing of the FINRA and will comply with all applicable FINRA requirements.

Mr. John C. Roman

Naugatuck Valley, MHC

Naugatuck Valley Financial Corporation

Naugatuck Valley Savings and Loan

14.	OBLIGATIONS

Except as set forth below, this engagement letter is merely a statement of intent. While Stifel Nicolaus and the Company agree in principle to the contents hereof and propose to proceed promptly and in good faith to work out the arrangements with respect to the Offering, any legal obligations between Stifel Nicolaus and the Company shall be only: (i) those set forth herein in paragraphs 2, 3 and 4 regarding services and payments; (ii) those set forth in paragraph 8 regarding reimbursement for certain expenses; (iii) those set forth in paragraph 11 regarding indemnification; (iv) those set forth in paragraph 12 regarding confidentiality; and (v) as set forth in a duly negotiated and executed Definitive Agreement.

The obligation of Stifel Nicolaus to enter into the Definitive Agreement shall be subject to there being, in Stifel Nicolaus’ opinion, which shall have been formed in good faith after reasonable determination and consideration of all relevant factors: (i) no material adverse change in the condition or operation of the Company; (ii) satisfactory disclosure of all relevant information in the offering disclosure documents and a determination that the sale of stock is reasonable given such disclosures; (iii) receipt of a “comfort letter” from the Company’s accountants containing no material exceptions; (iv) no market conditions exist which might render the sale of the shares by the Company hereby contemplated inadvisable; (v) agreement that the price established by the independent appraiser is reasonable in the then-prevailing market conditions, and (vi ) approval of Stifel Nicolaus’ internal Commitment Committee.

15.	INDEPENDENT CONTRACTOR; NO FIDUCIARY DUTY

The Company acknowledges and agrees that it is a sophisticated business enterprise and that Stifel Nicolaus has been retained pursuant to this engagement letter to act as financial advisor to the Company solely with respect to the matters set forth herein. In such capacity, Stifel Nicolaus will act as an independent contractor, and any duties of Stifel Nicolaus arising out of this engagement pursuant to this letter shall be contractual in nature and shall be owed solely to the Company. Each party disclaims any intention to impose any fiduciary duty on the other.

16.	ADVERTISEMENTS

The Company agrees that, following the closing or consummation of the Offering, Stifel Nicolaus has the right to place advertisements in financial and other newspapers and journals at its own expense, describing its services to the Company and a general description of the Offering. In addition, the Company agrees to include in any press release or public announcement announcing the Offering a reference to Stifel Nicolaus’ role as financial advisor, selling agent and book-running manager with respect to the Offering so long as such reference is permitted by law and regulation, provided that the

Mr. John C. Roman

Naugatuck Valley, MHC

Naugatuck Valley Financial Corporation

Naugatuck Valley Savings and Loan

Company will submit a copy of any such press release or public announcement to Stifel Nicolaus for its prior approval, which approval shall not be unreasonably withheld or delayed.

17.	GOVERNING LAW

This engagement letter shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and to be wholly performed therein without giving effects to its conflicts of laws principles or rules. Any dispute here under shall be brought in a court in the State of New York.

18.	WAIVER OF TRIAL BY JURY

BOTH STIFEL NICOLAUS AND THE COMPANY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AGREEMENT.

Mr. John C. Roman

Naugatuck Valley, MHC

Naugatuck Valley Financial Corporation

Naugatuck Valley Savings and Loan

Please acknowledge your agreement to the foregoing by signing in the place provided below and returning one copy of this letter to our office. We look forward to working with you.

STIFEL, NICOLAUS & COMPANY, INCORPORATED

BY:
Mark B. Cohen
Managing Director

Accepted and Agreed to This 4th Day of February, 2011

NAUGATUCK VALLEY, MHC

NAUGATUCK VALLEY FINANCIAL CORPORATION

NAUGATUCK VALLEY SAVINGS AND LOAN

BY:	/s/ John C. Roman
John C. Roman
President and Chief Executive Officer

Accepted and Agreed to This 4th Day of February, 2011